                                                                   Exhibit 5.1



                        PILLSBURY MADISON & SUTRO LLP
                             2550 Hanover Street
                          Palo Alto, CA 94304-1115
                             Tel: (650) 233-4500

                             Fax: (650) 233-4545

                                March 3, 1999

Critical Path, Inc.
320 First Street
San Francisco, CA 94105


     Re:  Registration Statement on Form S-1


Ladies and Gentlemen:

     We are acting as counsel for Critical Path, Inc., a California corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 5,175,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), of the Company (including 675,000 shares subject to the underwriters' over-allotment option) to be offered and sold by the Company. In this regard we have participated in the preparation of a Registration Statement on Form S-1 relating to such 5,175,000 shares of Common Stock. (Such Registration Statement, as amended, and including any registration statement related thereto and filed pursuant to Rule 462(b) under the Securities Act (a "Rule 462(b) registration statement") is herein referred to as the "Registration Statement.")

     We are of the opinion that the shares of Common Stock to be offered and sold by the Company have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein.



                              Very truly yours,


                              /s/ Pillsbury Madison & Sutro LLP



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